Exhibit 10.3

March 1, 2001

Personal and Confidential
Board of Directors
First National Bank of Joliet
78 North Chicago Street
Joliet, Illinois 60431

Gentlemen:

             As you know, Bank of Montreal (“BMO”), Bankmont Financial Corp. (“Bankmont”) and First National Bancorp, Inc. (“FNB”) intend to enter into an Agreement and Plan of Merger (the “Agreement”) whereby FNB will merge with and into Bankmont (the “Merger”).  We are writing this letter because each of you is currently a director of First National Bank of Joliet (“FNBJ”) and, in view of your standing in the community, your expertise, and your knowledge concerning FNBJ and its business it is important to us that we have the benefit of your counsel going forward and, therefore, we would like to retain each of you as a director of FNBJ, subject to the terms and conditions set forth herein, in the event the Merger is consummated.

             1.  Bankmont agrees to pay each of you, in addition to any compensation that you are entitled to receive annually or per meeting as a director under any compensation policy or agreement currently in effect, a one time bonus in the amount of $120,000 (the “Bonus”) in lieu of any “change of control” payment that you are otherwise entitled to receive pursuant to the terms of any policy or agreement currently in effect with FNB and/or FNBJ.  The Bonus will be payable in two (2) equal installments of $60,000.  The first installment payment will be payable on the six (6) month anniversary of the effective date of the Merger and the second installment payment will be payable on the one (1) year anniversary of the effective date of the Merger provided that you have not resigned as a director of FNBJ prior to the time any such payment is due you.  Notwithstanding the foregoing, if at any time prior to the one (1) year anniversary of the effective date of the Merger you (i) resign pursuant to the mandatory retirement policy or agreement currently in effect, (ii) die, or (iii) become disabled such that you are unable to fulfill your duties as a director, Bankmont will remain obligated to pay the Bonus to you, or your estate or guardian, as the case may be, pursuant to the aforementioned terms.  If you accept the terms of this letter, any such “change of control” provision in any policy or agreement will become null and void upon the execution of this letter.

             2.  Except as otherwise provided herein, Bankmont agrees that it will not reduce the amount of compensation that each of you is entitled to receive as a director of FNBJ under any policy or agreement currently in effect for at least three (3) years from the effective date of the Merger.

             3.  Bankmont agrees that it will adopt or retain any policy or agreement currently in effect regarding mandatory retirement age for directors of FNBJ’s board of directors.

             4.  Bankmont agrees to retain each of you as a director of FNBJ for as long as you care to serve (subject to FNBJ’s current retirement policy); provided that you have properly performed your duties as a director and Bankmont is not precluded from retaining you as a director pursuant to any law, rule or regulation, or requested to remove you by any regulatory agency.

             If you are in agreement with the terms set forth herein, please sign this letter below and return it to us at your earliest convenience.

             Please note, this letter may be executed in two or more counterparts, each of which shall be deemed to constitute one original, but all of which together shall constitute one and the same instrument.

Sincerely,

/s/ Paul V. Reagan

Bankmont Financial Corp.

/s/ George H. Buck	/s/ Michael C. Reardon
George H. Buck	Michael C. Reardon

/s/ Walter F. Nolan	/s/ Charles R. Peyla
Walter F. Nolan	Charles R. Peyla

/s/ Albert G. D’Ottavio	/s/ Sheldon C. Bell
Albert G. D’Ottavio	Sheldon C. Bell

/s/ Louis R. Peyla	/s/ Howard E. Reeves
Louis R. Peyla	Howard E. Reeves

/s/ Kevin T. Reardon
Kevin T. Reardon